Exhibit 15

August 6, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        We are aware that Monster Worldwide, Inc. has incorporated by reference in its Registration Statements on Form S-3 and S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-63499, 333-88193, 333-75031, 333-93065, 333-70795, 333-83131, 333-96101, 333-61400, 333-71062 and 333-109598) our report dated July 26, 2004, relating to the Company's unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended June 30, 2004. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to July 26, 2004.

BDO Seidman, LLP
New York, NY